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Filed Pursuant to Rule 424(b)(4) Registration No. 333-210444

Prospectus

18,800,000 shares

The Michaels Companies, Inc.
Common Stock
The selling stockholders identified in this prospectus are selling
18,800,000 shares of common stock of The Michaels Companies, Inc.
We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on The NASDAQ Global Select Market under the symbol
"MIK". On January 22, 2015, the last sale price of our common stock as reported on The NASDAQ Global Select Market was $23.52 per share.

Total

442,176,000

17,687,040

424,488,960

(1)   We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

The selling stockholders identified in this prospectus have granted the underwriters an option for a period of 30 days to purchase, on the same terms and conditions as set forth above, up to an additional 2,820,000 shares of our Common Stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our Common Stock involves risks. See "Risk Factors" beginning on page 14 to read about factors you should consider before buying shares of our Common Stock.

The underwriters expect to deliver the shares of Common Stock on or about
January 28, 2015.

J.P. Morgan Goldman, Sachs & Co.

Barclays Deutsche Bank Securities

BofA Merrill Lynch Credit Suisse Morgan Stanley Wells Fargo Securities

Guggenheim Securities Macquarie Capital

Nomura

Piper Jaffray

Raymond James

Stephens Inc.

SunTrust Robinson Humphrey

Ramirez & Co., Inc. Telsey Advisory Group The Williams Capital Group, L.P.

January 22, 2015